Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.’s 333-120866, 333-120867, 333-139539, 333-139543 and 333-188951) of Neenah Paper, Inc. of our report dated April 2, 2015, except for the effects of the matter discussed in Note 2, as to which the date is October 13, 2015, relating to our audits of the combined and consolidated financial statements of FiberMark North America, Inc. and FiberMark Red Bridge International, Ltd. as of December 31, 2014 and 2013 and for the years then ended, included in the Neenah Paper, Inc. Form 8-K/A to be filed on or about October 13, 2015.

/s/ CohnReznick LLP

Hartford, Connecticut

October 13, 2015